EXHIBIT 99.1


CAPRIUS, INC.
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One Parker Plaza, Fort Lee, NJ  07024
(201) 592-8838 o Fax: (201) 592-9430                       FOR IMMEDIATE RELEASE
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           CAPRIUS SUBSIDIARY RECEIVES ORDER FOR TWO STERIMED JUNIOR
                           SYSTEMS IN WASHINGTON STATE
     - Represents First Order for SteriMed Units in the Pacific Northwest -



FORT LEE, NJ - SEPTEMBER 14, 2005 - CAPRIUS, INC. (OTCBB: CAPS) today announced that its subsidiary, M.C.M. Environmental Technologies, Inc. ("MCM"), has received an order for its SteriMed Junior systems for two dialysis clinics located on the Olympic Peninsula of Washington State. The order resulted from a referral through our distributor of disposables to the dialysis market. This represents the first SteriMed units for deployment in the Pacific Northwest region of the United States.

Most of the infectious medical waste handled in the Pacific Northwest is currently hauled to a processing plant in Morton, WA and then transported to landfills throughout Washington and Oregon. Since 1998, Washington state legislators have introduced proposals requiring hospitals and medical laboratories to decontaminate their infectious medical waste before hauling as a safety precaution for the general public. Although these proposals have not passed, many medical facilities throughout Washington State are investigating alternative means for disposing their regulated medical waste.

"The SteriMed system offers a means by which local, sometimes remote, medical facilities, such as these dialysis clinics, may safely, economically, efficiently and conveniently dispose of their infectious medical waste on-site," said Elliott Koppel, Vice President of Sales & Marketing. "Our SteriMed units simultaneously shred and disinfect infectious medical waste, converting it to safe, black bag waste in a 15-minute cycle. The solid waste is then disposed of as ordinary waste and the diluted solution goes into the sewage system. Moreover, Ster-Cid(R), our proprietary disinfectant solution, is environmentally friendly, approximately 94% biodegradable, and EPA registered under the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA")."

George Aaron, Chairman and CEO, added, "Rising waste hauling prices caused by increased surcharges to reflect escalating operational costs - increased energy costs, as well as government imposed regulations on the operation of incineration plants are driving demand for alternative techniques to the current methods of disposing of infectious medical waste. This is generating opportunity and demand for our SteriMed system, which offers a safe, viable and economical means by which to address the disposal of regulated medical waste."


ABOUT CAPRIUS

Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. ("MCM"). The Company's innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical ("red bag") waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.


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SAFE HARBOR STATEMENT

This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "anticipate," "believe," "intend," "plan," "expect" and other similar expressions. The Company's actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company's view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.


Certain of the information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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CONTACTS
Beverly Tkaczenko                               Kathy Price
CAPRIUS, INC.                                   THE GLOBAL CONSULTING GROUP
Tel: (201) 592-8838, x107                       Tel: (212) 983-1702, x212
Email:  beverlyt@caprius.com                    Email:  kprice@annemcbride.com


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